SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

[(Amendment No. ___)]

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[ ] [ ] [X] [ ] [ ]

Preliminary Proxy Statement
Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c)orss. 240.14a-12

RADIO UNICA COMMUNICATIONS CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] [ ]	No fee required Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) (2) (3) (4) (5)

Title of each class of secruties to which transaction applies:_________________________
Aggregate number of securities to which transaction applies:________________________
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 011 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________________________________________________________________________
Proposed maximum aggregate value of transaction:_______________________________
Total fee paid:___________________________________________________________

[ ] [ ]

Fee previously paid with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) (2) (3) (4)

Amount Previously Paid:_______________________
Form, Schedule or Registration Statement No.:__________________________
Filing Party:_________________________________
Date Filed:__________________________________

RADIO UNICA COMMUNICATIONS CORP.

Notice Of Annual Meeting Of Stockholders To Be Held
June 7, 2002

           NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Radio Unica Communications Corp. (the "Company") will be held at the Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York, on June 7, 2002 at 9:00 in the morning for the following purposes:

1. 2. 3. 4.	To elect nine (9) Directors.

To amend the Company's Stock Option Plan.

To approve the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.

To transact such other business as may properly come before the meeting, or any adjournment thereof.

           Stockholders of record at the close of business on April 19, 2002, shall be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors Steven E. Dawson Secretary

Dated:     April 26, 2002
                Miami, Florida

           IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

RADIO UNICA COMMUNICATIONS CORP.
8400 N.W. 52nd Street, Suite 101
Miami, Florida 33166

PROXY STATEMENT

           The accompanying Proxy is solicited by the Board of Directors of Radio Unica Communications Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York, on June 7, 2002, at 9:00 in the morning, or any adjournment thereof, at which stockholders of record at the close of business on April 19, 2002 shall be entitled to vote. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its Directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

           There is being mailed herewith to each stockholder of record the Company's Annual Report to Stockholders for the fiscal year ended December 31, 2001. It is intended that this Proxy Statement and form of Proxy will first be sent or given to stockholders on or about April 26, 2002. The Company will provide without charge to each of its stockholders, on written request of such stockholders, a copy of its Annual Report on Form 10-K for the year ended December 31, 2001. Written requests for such Form 10-K should be sent to Investor Relations, Radio Unica Communications Corp., 8400 N.W. 52nd Street, Suite 101, Miami, Florida 33166. Additionally, a copy of our Annual Report on Form 10-K is available for download at our web site www.radiounica.com.

           Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company). The powers of the proxy holders will be suspended if the person executing the proxy attends the Meeting in person and so requests. Attendance at the Meeting will not, in itself, constitute revocation of a previously granted proxy.

           If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote FOR the slate of nominees proposed by the Board of Directors, FOR approval of the amendment to the Company's Stock Option Plan, FOR ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 2002, and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion.

           Pursuant to the By-Laws, the Board of Directors has fixed April 19, 2002 as the time and date for the determination of stockholders entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. On April 19, 2002, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 20,941,656 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share of stock held by such holder. The presence at the Meeting, in person or by proxy, of holders representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum. In accordance with Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors shall be elected by a plurality of votes present or represented by proxy and entitled to vote at the Meeting. All other items on the agenda must receive the affirmative vote of a majority of the shares voted at the meeting in order to pass. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders, whereas broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

           It is expected that the following business will be considered at the meeting and action taken thereon:

1. ELECTION OF DIRECTORS

           Pursuant to the By-Laws of the Company, the number of Directors of the Company has been set at nine members. It is proposed to elect nine Directors at this Meeting to hold office for a one year term until the 2003 Annual Meeting of Stockholders and until their successors are duly elected and qualify. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a Director of the Company. If some unexpected occurrence should make necessary, in the Board of Directors' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a Director. The following table sets forth certain information with respect to the nominees.

NOMINEES FOR ELECTION

Name	Age	Principal Occupation and Positions Held	Served as a Director Since

Joaquin F. Blaya	56	Chairman of the Board and Chief Executive Officer	1997

Jose C. Cancela	44	President and Director	1998

Steven E. Dawson	38	Chief Financial Officer, Executive Vice President, Secretary and Director	1997

Andrew C. Goldman	54	Executive Vice President, Business Affairs and Director	1997

Sidney Lapidus	64	Director	1997

David E. Libowitz	39	Director	2001

Thomas P. Martin	55	Director	2001

Leonard S. Coleman Jr.	53	Director	1999

Justin Sadrian	29	Director	2001

           Joaquin F. Blaya. Mr. Blaya has been Chairman of the Board of Directors and Chief Executive Officer of the Company since August 1997. From 1995 through 1996, Mr. Blaya served as the President of Solomon International Latino, the Latin American division of Solomon International Enterprises, an international telecommunications company. From 1992 through 1995, Mr. Blaya was the President, Chief Executive Officer and a member of the Board of Directors of Telemundo, the second largest U.S. Spanish-language television network. Prior to that, Mr. Blaya was employed by Univision since 1971 in various positions, the latest being President and a member of Univision's Board of Directors.

           Jose C. Cancela. Mr. Cancela has been President of the Company since September 1998. He initially joined the Company in July 1998 serving as President, Network. From 1992 through 1998, Mr. Cancela served as Executive Vice President of Telemundo, responsible for the overall management of Telemundo's owned and operated television stations in Puerto Rico and Miami. From 1990 to 1992, Mr. Cancela was the Vice President of the Univision Southwest Station Group.

           Steven E. Dawson. Mr. Dawson has been Chief Financial Officer, Executive Vice President, Secretary and a Director of the Company since August 1997. From 1991 through 1997, Mr. Dawson was employed by Telemundo in several positions, the most recent being Vice President, Finance and Controller. Prior to that, Mr. Dawson was employed at Coopers & Lybrand since 1986. Mr. Dawson is a Certified Public Accountant.

           Andrew C. Goldman. Mr. Goldman has been a Director and Executive Vice President, Business Affairs of the Company since August 1997. Mr. Goldman served in different capacities for Univision from 1981 to 1993 including as Executive Vice President and President of Galavision. Prior to joining Univision, Mr. Goldman was the Senior Vice President of Marketing at Teleprompter Corporation. Mr. Goldman has served as President and Director of Cable Television Administration and Marketing Society (CTAM), and as Founder and Director of the Cable Advertising Bureau (CAB).

           Sidney Lapidus. Mr. Lapidus, a Director of the Company since September 1997, is a General Partner of Warburg Pincus & Co. ("WP") and a Managing Director and Member of E.M. Warburg Pincus & Co., LLC ("Warburg"), where he has been employed since 1967. Warburg is the managing entity of Warburg Pincus Ventures, L.P., the Company's controlling stockholder. Mr. Lapidus is also a director of Lennar Corp., Knoll, Inc., Information Holdings Inc. and several private companies.

           David E. Libowitz. Mr. Libowitz, a Director of the Company since April 2001, is a General Partner of WP and a Managing Director and Member of Warburg, where he has been employed since July 1991. Mr. Libowitz is also a director of Information Holdings Inc. and several private companies.

           Thomas P. Martin. Mr. Martin, a Director of the Company since November 2001, is President of Circle Advisors, Inc., a 25 year old firm specializing in executive compensation and benefits where he has been employed since 1982.

           Leonard S. Coleman, Jr. Mr. Coleman, a Director of the Company since November 18, 1999, has served as Senior Advisor to Major League Baseball since 1999. From 1994 to 1999, Mr. Coleman was President of the National League of Major League Baseball. Mr. Coleman previously served in the New Jersey government cabinet as Commissioner of Energy and as Commissioner of the New Jersey Department of Community Affairs. Mr. Coleman currently serves on the Board of Directors of Omnicom Group, H.J. Heinz Company, Cendant Corporation, Owens Corning and New Jersey Resources. He is also a Director of the Advisory Board of the Martin Luther King, Jr. Center for Non-Violent Social Change, the Metropolitan Opera, the Schuman Fund, The Children's Defense Fund and Seton Hall University. Mr. Coleman is also Chairman of the Jackie Robinson Foundation.

           Justin Sadrian. Mr. Sadrian, a Director of the Company since December 2001, is an Associate with Warburg, where he has been employed since 2000. Prior to joining Warburg, he was employed at J.P. Morgan & Co. from 1995 to 1999 in their Investment Banking and Merchant Banking Groups. Mr. Sadrian is also a director of Imark Communications, LLC and American Show Management, Inc.

           The Company's Board of Directors has an Audit Committee and a Compensation Committee, but does not have a nominating committee. The functions of the Audit Committee (which consists of Messrs. Libowitz, Coleman and Martin) include recommending to the Board of Directors the engaging and discharging of the independent auditors, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the independence of the independent auditors, including the range of audit and non-audit fees, and reviewing the adequacy of the Company's system of internal accounting controls. The functions of the Compensation Committee (which consists of Messrs. Libowitz, Coleman and Martin) include determining compensation for the Company's executive officers and administering the Company's Stock Option Plan.

           In the fiscal year ended December 31, 2001, there were four meetings of the Board of Directors, four meetings of the Audit Committee and two meetings of the Compensation Committee. Each Director of the Company attended in excess of 75% of the total number of meetings of the Board of Directors and committees thereof.

Compensation of Directors

           The Company pays its directors (who are not officers of the Company or affiliated with Warburg) a per meeting fee of $2,000 for each directors' meeting attended ($500 for participation in each telephonic meeting), and each such director is reimbursed for expenses incurred in attending meetings. In addition, the Company pays any director on a committee (i.e Audit Committee or Compensation Committee) a $500 per meeting fee for attendance at each meeting of such committee.

Executive Compensation

           The following table sets forth certain information regarding compensation paid by the Company to its Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company whose salary and bonus for 2001 exceeded $100,000:

SUMMARY COMPENSATION TABLE

                                                                               Long Term
                                           Annual Compensation                 Compensation
                                         ----------------------------------    -------------
                                                               Other
                                                               Annual          Stock        All Other
                                         Salary      Bonus     Compensation    Options      Compensation(1)
Name and Principal Position   Year       $           $         $               #            $
----------------------------- ---------- ----------- --------- -------------   ----------   ---------------

Joaquin F. Blaya              2001       550,000     27,500    --              240,000      5,250
Chief Executive Officer       2000       550,000     --        --              --           5,250
                              1999       500,000     --        --              320,000      5,000

Jose C. Cancela               2001       385,000     65,000    --              100,000      --
President                     2000       385,000     --        --              --           3,369
                              1999       350,000     --        --              133,333      5,000

Steven E. Dawson              2001       275,000     27,500    --              93,333       4,197
Chief Financial Officer       2000       269,000     --        --              --           3,289
                              1999       225,000     --        --              124,444      4,698

Blaine R. Decker              2001       271,406     --        --              13,500       --
Executive Vice President      2000       247,687     25,000    --              --           3,938
                              1999       215,174     55,186    --              18,000       2,250

Andrew C. Goldman             2001       180,000     --        --              22,500       --
Executive Vice President      2000       180,000     --        --              --           --
                              1999       180,000     --        --              30,000       --

(1)  Consists of contributions under a 401(k) Plan.

           Messrs. Blaya and Dawson have borrowed from the Company $549,701 and $199,956, respectively. These full recourse loans, which were used to purchase shares of Common Stock of the Company, are secured by the shares of Common Stock so purchased. The full recourse loans bear interest at the rate of 8% per annum and are due and payable November 13, 2005.

           The Company has agreements with each of Messrs. Blaya, Cancela and Dawson which provide that if such executive's employment is terminated by the Company without cause or upon a change in control of the Company (followed by termination of employment), or is terminated by the executive for good reason, as all such terms are defined therein, then the executive will be entitled to a lump sum severance payment and any of such executive's unvested stock options shall immediately vest. The lump sum payments are one times the executive's annual salary plus one times the average of his annual bonuses during the preceding two years. At April 1, 2002, and based upon salary levels currently in effect and bonuses previously paid, in the event of such termination of employment, Messrs. Blaya, Cancela and Dawson would have been entitled to receive a lump sum of $577,500, $450,000 and $302,500, respectively. The agreements have a one-year term, but will be automatically renewed for successive one-year terms unless the Company notifies the executive at least six months prior to the renewal date. Such notification by the Company will entitle the executive to terminate his agreement for good reason.

Options Granted

           The table below shows information regarding the grant of stock options made to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2001. The amounts shown for each officer as potential realizable values are based on arbitrarily assumed rates of stock price appreciation over the term of the options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock.

OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                        Potential Realizable
                                                                                          Value at Assumed
                                                                                            Annual Rates
                                                                                           of Stock Price
                                                                                          Appreciation for
                                         Individual Grants                                Option Term (3)
                            ----------------------------------------------              ------------------
                                     % Grants to       Exercise
                        Number           All          Price per       Expiration      5% Stock       10% Stock
   Name                Granted (1)     Employees      Share ($)(2)        Date         Price ($)      Price ($)
   ----                -----------     ---------      ------------    ------------     ---------      ---------

Joaquin F. Blaya        240,000         19.7%            2.89         7/18/2011           -           180,000
Jose C. Cancela         100,000          8.2%            2.89         7/18/2011           -            75,000
Steven E. Dawson         93,333          7.7%            2.89         7/18/2011           -            70,000
Blaine R. Decker         13,500          1.1%            2.89         7/18/2011           -            10,125
Andrew C. Goldman        22,500          1.8%            2.89         7/18/2011           -            16,875

(1)      These options may not be exercised prior to one year from the date of grant and may be exercised 25% per year thereafter, subject to acceleration upon the occurrence of certain events.

(2)      The exercise price was established at the market price on the date of grant.

(3)      The assumed annual rate of appreciation of five and ten percent would result in the price of the Company's stock increasing to $2.28 and $3.64 per share, respectively from the closing price of $1.40 on December 31, 2001.

           The table below sets forth information for the executive officers named in the Summary Compensation Table concerning option exercises during 2001 and outstanding options at December 31, 2001.

AGGREGATED OPTION/SAR EXERCISES IN 2001 AND
DECEMBER 31, 2001 OPTION/SAR VALUES

                                                          Number of Securities
                      Shares                              Underlying Unexercised      Value of Unexercised in-the-
                     Acquired on      Value                Options/SARs at               Money Options/SARs at
 Name                Exercise(#)   Realized($)           December 31, 2001(#)            December 31, 2001($)
-----------------    -----------   -------------     --------------------             ----------------------------
                                                      Exercisable    Unexercisable    Exercisable    Unexercisable*
                                                      -----------    -------------    -----------    --------------

Joaquin F. Blaya         --             --             1,065,347        400,000        875,677         --
Jose C. Cancela          --             --               342,567        166,666        285,758         --
Steven E. Dawson         --             --               338,122        155,555        285,758         --
Blaine R. Decker         --             --               139,510         22,500         84,249         --
Andrew C. Goldman        --             --               305,057         37,500        304,849         --

________________
*        Option price exceeds market price.

Compensation Committee Interlocks and Insider Participation

           The members of our Compensation Committee have no interlocking relationships as defined under SEC regulations.

Compensation Committee Report on Executive Compensation

           The Compensation Committee, which consists entirely of Directors who are not employees of the Company, will review and approve all remuneration arrangements for the Company's executive officers and Directors, and will review and approve compensation plans in which executive officers are eligible to participate. The Compensation Committee presently consists of Messrs. Libowitz, Coleman and Martin. The Company's philosophy for compensating executive officers is designed to attract, reward, motivate and retain key executives who are capable of achieving the Company's objectives.

           The Company's compensation program for executive officers consists of the following key elements: salary based on individual performance and contributions to the Company; an annual bonus that is directly related to the performance of the executive's business unit and the Company as a whole; and grants of stock options designed to motivate individuals to enhance the long-term value of the Company's stock. The amount of compensation to be paid to an executive officer is based on the Committee's subjective analysis of each individual's performance, contributions and responsibilities. The Committee did not use any specific qualitative or quantitative measures or factors in assessing individual performance.

           The grant of bonuses to executive officers is entirely discretionary. Mr. Blaya makes his recommendations to the Committee for each of the other executive officers. In 2001, bonuses were based on the individual's responsibility and functions.

           The Company has a Stock Option Plan (the "Plan") designed to link the interests of the executive officers with the Company's stockholders and provide such executives with an equity interest in the Company. The options are designed to enhance stockholder values by benefiting executives only if other stockholders of the Company also benefit. The purpose of the Plan is to encourage executives and others to acquire a larger stock ownership and proprietary interest in the Company and thereby stimulate the active interest of such persons in the development and financial success of the Company. Since stock options are tied to future performance of the Company's Common Stock, they will provide value only if the price of the Company's Common Stock exceeds the exercise price of the options.

           The Chief Executive Officer's compensation for 2001 was based on the same performance and other criteria as summarized in the preceding paragraphs relative to all executive officers.

           In 1993 the tax laws were amended to limit the deduction a publicly held company is allowed for compensation paid to the chief executive officer and the four other most highly compensated executive officers. Generally, amounts paid in excess of $1 million, other than performance-based compensation, may not be deducted. In order to be considered performance-based compensation, one of the criteria imposed by the tax law is that the plan relating to such compensation must be approved by a company's stockholders. The Committee will continue to evaluate maximizing the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers.

The Compensation Committee
David E. Libowitz
Leonard S. Coleman
Thomas P. Martin

Audit Committee Report

           The Audit Committee is comprised of Leonard S. Coleman, Thomas P. Martin and David E. Libowitz. Messrs. Coleman and Martin are independent directors. As the result of Mr. Libowitz' association with Warburg, Mr. Libowitz is not independent. The Board of Directors has determined that membership on the Audit Committee of a representative of Warburg is required by the best interests of the Company and its stockholders due to the interest of Warburg in the Company and the knowledge and experience of the representative of Warburg in the functions and operations of an audit committee. The Audit Committee operates under a written charter adopted by our Board on March 21, 2000. The Audit Committee recommends and our Board appoints our independent accountants.

           Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

           In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by the Statement on Auditing Standards No. 61 (communication with Audit Committees).

           The Company's independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the firm's independence. The Audit Committee also considered whether the provision by Ernst & Young LLP of certain other non-audited related services to the Company is compatible with maintaining such auditors' independence.

           Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

Audit Committee
Thomas P. Martin
Leonard S. Coleman
David E. Libowitz

Stockholder Return Performance Presentation

           The following line graph sets forth for the period October 19, 1999, the date on which the trading of the Company's Common Stock commenced, through December 31, 2001, a comparison of the percentage change in the cumulative total stockholder return on the Company's Common Stock compared to the Standard & Poor's 500 Index and the Standard & Poor's Broadcasting Index for TV, Radio and Cable.

           The graph assumes that the shares of the Company's Common Stock were bought at the initial public offering price of $16.00 per share and that the value of the investment in each of the Company's Common Stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends.

           The stock price performance shown on the graph below is not necessarily indicative of future price performance.

RADIO UNICA COMMUNICATIONS CORP.
TOTAL RETURN PERFORMANCE

Total Return To Shareholders
(Dividends reinvested monthly)

                                         Base                  Years Ending
                                        Period
Company / Index                       19-Oct-99           Dec99        Dec00        Dec01
------------------------------------------------------------------------------------------
RADIO UNICA COMMUNICATIONS CP            100             180.47        23.44         8.75
S&P 500 INDEX                            100             117.41       106.72        94.04
BRDCAST(TV,RADIO,CABLE)-500              100             129.57        93.57        89.47

Security Ownership of Certain Beneficial Owners and Management

           As of April 1, 2002, to the knowledge of the Company, the following is a schedule of all persons who beneficially owned more than 5% of the outstanding stock of the Company:

Name and Address	Number of Shares Beneficially Owned	Percent of Stock

Warburg, Pincus Ventures, L.P. (1) 466 Lexington Avenue New York, New York 10017	12,841,511	60.0%

Joaquin F. Blaya (2) 8400 N.W. 52nd Street Miami, Florida 33166	1,362,332	6.1%

(1)	The sole general partner of Warburg, Pincus Ventures is Warburg, Pincus & Co. ("WP"), a New York general partnership. E.M. Warburg, Pincus & Co., LLC ("Warburg") manages Warburg, Pincus Ventures. The members of Warburg are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of Warburg and may be deemed to control both entities. Mr. Lapidus and Mr. Libowitz are each Managing Directors and members of Warburg and general partners of WP. As such, Mr. Lapidus and Mr. Libowitz may each be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Warburg, Pincus Ventures.

(2)	See footnote (1) below.

           The following table sets forth information concerning the security ownership of directors and executive officers as of April 1, 2002.

Name	Number of Shares Beneficially Owned	Percent of Stock

Joaquin F. Blaya (1)
Jose C. Cancela (2)
Steven E. Dawson (3)
Blaine R. Decker (4)
Andrew C. Goldman (5)
Sidney Lapidus
David E. Libowitz
Justin Sadrian
Leonard S. Coleman (6)
Thomas P. Martin
Directors and Executive
officers as a group (7)
(13 persons)	1,362,332 357,586 419,106 143,710 352,015 -- -- -- 40,500 -- 2,918,133	6.1% 1.6% 1.9% 0.7% 1.6% -- -- -- 0.2% -- 12.2%

__________

*	Less than 1%

(1)	Includes 1,065,347 shares issuable upon exercise of options that are currently exercisable or exercisable within sixty days of this statement.

(2)	Includes 342,567 shares issuable upon exercise of options that are currently exercisable or exercisable within sixty days of this statement.

(3)	Includes 338,122 shares issuable upon exercise of options that are currently exercisable or exercisable within sixty days of this statement.

(4)	Includes 139,510 shares issuable upon exercise of options that are currently exercisable or exercisable within sixty days of this statement.

(5)	Includes 305,057 shares issuable upon exercise of options that are currently exercisable or exercisable within sixty days of this statement.

(6)	Includes 17,500 shares issuable upon exercise of options that are currently exercisable or exercisable within sixty days of this statement.

(7)	Includes 2,449,987 shares issuable upon exercise of options that are currently exercisable or exercisable within sixty days of this statement.

Section 16(a) Beneficial Ownership Reporting Compliance

           The Company believes that during 2001 all of its officers, directors and holders of more than 10% of its Common Stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except that Mr. Goldman was late in the filing of three reports relating to a total of three transactions. In making this disclosure, the Company has relied solely on written representations of its directors, officers and more than 10% holders and on copies of reports that have been filed with the Securities and Exchange Commission.

           2. APPROVAL OF THE AMENDMENT TO THE STOCK OPTION PLAN

General

           The Company's Stock Option Plan has been amended, subject to shareholder approval, to increase the number of shares of Common Stock which may be issued thereunder from 5,000,000 to 6,500,000 shares. As of April 1, 2002, options to acquire an aggregate of 5,475,676 shares of Common Stock have been granted under the Stock Option Plan, of which 2,972,284 Options have been granted to executive officers as a group and 2,502,852 Options have been granted to all employees as a group. On April 1, 2002, the fair market value of a share of Common Stock was $1.56. The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan.

Purpose

           The purpose of the Stock Option Plan is to advance the interests of the Company by encouraging and enabling the acquisition of a larger personal proprietary interest in the Company by directors, key employees, consultants and independent contractors who are employed by, or perform services for, the Company and its Subsidiaries and upon whose judgment and keen interest the Company is largely dependent for the successful conduct of its operations. It is anticipated that the acquisition of such proprietary interest in the Company will stimulate the efforts of such directors, key employees, consultants and independent contractors on behalf of the Company and its Subsidiaries and strengthen their desire to remain with the Company and its Subsidiaries. It is also expected that the opportunity to acquire such a proprietary interest will enable the Company and its Subsidiaries to attract desirable personnel, directors and other service providers.

Administration

           The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") which consists of two or more directors of the Company, each a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as from time to time amended (the "Exchange Act"), and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The members of the Committee are selected by the Board of Directors. Any member of the Committee may resign by giving written notice thereof to the Board of Directors, and any member of the Committee may be removed at any time, with or without cause, by the Board of Directors. If, for any reason, a member of the Committee shall cease to serve, the vacancy shall be filled by the Board of Directors. The Committee will establish such rules and procedures as are necessary or advisable to administer the Plan.

Major Provisions

           Types of Options to be Granted. At the time an Option is granted, the Committee may, in its sole discretion, designate whether such Option is to be considered as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code, or is not to be treated as an incentive stock option for purposes of the Plan and the Internal Revenue Code. No Option which is intended to qualify as an incentive stock option will be granted under the Plan to any individual who, at the time of such grant, is not an employee of the Company or a Subsidiary.

           Eligibility. The potential recipients of Options under the Plan are directors of the Company or a Subsidiary, key employees of the Company or a Subsidiary, and consultants and independent contractors used by the Company or a Subsidiary. The directors, key employees, consultants and independent contractors to whom Options are granted under the Plan, and the number of Shares subject to each such Option, will be determined by the Committee in its sole discretion, subject, however, to the terms and conditions of the Plan. Persons to whom Options may be granted include key employees who are also directors of the Company or a Subsidiary, directors who are not also key employees and consultants and independent contractors who are not also key employees.

           Shares of Common Stock Subject to the Plan. The Board of Directors proposes for shareholder approval that the number of Shares which may be issued pursuant to the Plan shall be increased to 6,500,000 Shares, which may be either Shares held in treasury or authorized but unissued Shares. The maximum number of Shares which may be the subject of Options granted to any individual during any calendar year shall not exceed 930,000 Shares. If any Option shall expire, be cancelled or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto may again be made subject to Options under the Plan; provided, however, that with respect to any Option granted to any person who is a "covered employee" as defined in Section 162(m) of the Internal Revenue Code that is canceled or as to which the exercise price is reduced, the number of Shares subject to such Option will continue to be counted, in accordance with Section 162(m) of the Internal Revenue Code, against the maximum number of Shares which may be the subject of Options granted to such person.

           Grant of Options. The Committee, in its sole discretion (subject to the Plan) determines the number of shares of Common Stock subject to each Option granted to any eligible participant under the Plan. The terms of the Plan do not prohibit the issuance of Options at different times to the same employee, director, consultant or independent contractor.

           Option Exercise Price and Duration. The Committee will fix the price per Share of the Common Stock to be purchased pursuant to the exercise of any Option at the time of grant of the Option pursuant to a formula or at a fixed price depending on the type of options granted; provided, however, that the purchase price per share of the Shares to be purchased pursuant to the exercise of any incentive stock option will not be less than the Fair Market Value of a Share on the day on which such Option is granted. The duration of any Option granted under the Plan will be fixed by the Committee in its sole discretion, up to a maximum of ten years from the date of grant.

           Consideration for Options. The Company must obtain such consideration for the grant of an Option as the Committee in its discretion may request.

           Exercise and Transfer of Options. Options and all rights under the Plan are non-transferable and non-assignable by the holder thereof, except to the extent that the estate of a deceased holder of an Option may be permitted to exercise them. An Option, once granted, will be exercisable by the holder (or if deceased, by his estate) at such rate and times as may be fixed by the Committee. Options become exercisable in full (subject to stockholder approval of the Plan) upon the holder's retirement on or after attaining the age of sixty-five (65) years, or disability (to an extent and in a manner as shall be determined in each case by the Committee in its sole discretion), or death. Notwithstanding the foregoing, all or any part of any remaining unexercised Options granted to any person may be exercised upon the occurrence of such special circumstance or event as in the opinion of the Committee merits special consideration.

           Termination of Options. Options terminate at the end of the tenth business day following the holder's cessation of service as an employee, director, consultant or independent contractor with the Company or any Subsidiary. This period is extended to three months in the case of the holder's retirement on or after attaining age 65 or disability, and to six months in the case of the holder's death (in which case the Option is exercisable by the holder's estate). If the employment or service of an Option holder is terminated for cause, any unexercised Options of that Option holder terminate immediately.

           Payment for and Issuance of Shares. Payment for Shares purchased pursuant to the exercise of an Option are to be made in full at the time of the exercise of the Option as follows: in cash; by check payable to the order of the Company; by delivery to the Company of Shares which shall be valued at their Fair Market Value on the date of exercise of the Option; or by such other methods as the Committee may permit from time to time; provided, however, that a holder may not use any Shares acquired pursuant to the exercise of an option granted under this Plan or any other stock option plan maintained by the Company or any Subsidiary unless the holder has beneficially owned such Shares for at least six months. Certain Options, designated "IRR Options" under the Plan, may be exercised by cashless exercise pursuant to which the Option holder may elect to receive Shares equal to the value of the Option and in which case the Company will issue to such holder that number of Shares computed using the formula set out in the Plan for the exercise of IRR Options. No Option may be granted pursuant to the Plan or exercised at any time when such Option, or the granting, exercise or payment thereof, may result in the violation of any law or governmental order or regulation.

           Adjustment of Shares. The Plan and Options granted under the Plan contain anti-dilution provisions which will automatically adjust the number of Shares subject to the Plan and to outstanding Options in the event of a stock dividend, split-up, conversion, exchange, reclassification or substitution. In the event of any other change in the corporate structure or outstanding shares of Common Stock, the number of shares and the class of shares available for grants under the Plan or upon the exercise of any outstanding Options granted under the Plan will be adjusted so as to prevent dilution or enlargement of rights. Options may be cancelled if so provided in the Option Certificate relating to an Option.

           Amendment and Termination of the Plan. The Board of Directors or the Committee may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any Options not theretofore granted, and the Board of Directors or the Committee, with the consent of the affected holder of an Option, may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any outstanding Option. Notwithstanding the foregoing, any amendment by the Board of Directors or the Committee which would increase the number of Shares issuable under Options granted pursuant to the Plan or to any individual during any calendar year or change the class of persons to whom Options may be granted shall be subject to the approval of the Shareholders of the Company within one year of such amendment. No Option may be granted under the Plan after June 30, 2008.

Federal Income Tax Considerations

           Incentive Stock Options. An individual will not recognize any income upon the grant or exercise of an incentive stock option. If an individual disposes of shares of Common Stock acquired upon the exercise of an incentive stock option more than two years after the date the option was granted and more than one year after the date the option was exercised, the individual will realize capital gain in an amount equal to the excess, if any, of his selling price over the option exercise price, and the Company will not be entitled to a tax deduction. Depending on the holding period of the shares, such capital gain may be long-term gain or, with respect to transactions after December 31, 2000, qualified 5-year gain. If the individual disposes of the shares of Common Stock before the one-year, two-year requirements are met, any gain realized will be taxable as follows: (i) as ordinary income to the extent of the difference between the option exercise price and the lesser of the fair market value of the shares on the date the option was exercised or the amount realized on such disposition, and (ii) as capital gain to the extent of any excess, which gain shall be treated as long-term or short-term capital gain, depending on how long the shares were held. The Company may claim a deduction for the amount taxable to the individual as ordinary income. The difference between the fair market value of the Common Stock at the time of exercise and the option exercise price generally will constitute an item of adjustment for purposes of determining alternative minimum taxable income and may, in the year an incentive stock option is exercised, be subject to the alternative minimum tax.

           If the individual uses shares of Common Stock to pay the option exercise price, (a) the individual's holding period for newly issued shares equal in number to the surrendered shares (the "Exchanged Shares") shall include the period during which the surrendered shares were held, (b) the individual's basis in such Exchanged Shares will be equal to his basis in the surrendered shares, and (c) no gain or loss will be recognized by the employee on the exchange of the surrendered shares for the Exchanged Shares. However, if the individual tenders shares acquired pursuant to the exercise of an incentive stock option prior to the expiration of the one-year, two-year requirements, such tender will constitute a disposition of such shares, and will give rise to a taxable exchange.

           Non-Qualified Stock Options. The grant of a non-qualified stock option does not result in taxable income to the recipient. An individual normally will recognize ordinary income when the non-qualified stock option is exercised on the difference between the then fair market value of the shares acquired pursuant to the exercise of the option and the option exercise price. Section 83 of the Internal Revenue Code generally provides that, if an individual is subject to Section 16(b) of the Exchange Act, he will not recognize income upon the exercise of a non-qualified stock option until he may sell such shares for a profit without being subject to suit under Section 16(b). At such time the individual would be subject to tax on the difference between the then fair market value of the shares and the exercise price. Alternatively, an individual who would not otherwise be subject to tax at the time of exercise may file an election with the Internal Revenue Service, within 30 days of exercise, to be taxed at the time of exercise on the difference between the then fair market value of the shares and the exercise price. Any subsequent appreciation in the value of shares will be taxed when the shares are sold, as either long-term, short-term or qualified 5-year capital gain. The Company will not be entitled to an income tax deduction with respect to the grant of a stock option or the sale of stock acquired pursuant thereto. The Company will be permitted a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise of a non-qualified stock option when such income is recognized by the individual. If any individual uses shares of Common Stock which he owns to pay for the exercise of a non-qualified stock option, (a) the individual's holding period for newly issued shares of Common Stock equal in number to the Exchanged Shares shall include the period during which the surrendered shares were held, (b) the individual's basis in such Exchanged Shares will be the same as his basis in the surrendered shares, (c) no gain or loss will be realized by the individual on the exchange of the surrendered shares for the Exchanged Shares, and (d) the individual will be subject to ordinary income tax on the fair market value of the shares he receives over and above the Exchanged Shares.

           Section 280G of the Internal Revenue Code. In addition to the Federal income tax consequences discussed above, Section 280G of the Internal Revenue Code provides that if an officer, stockholder or highly compensated individual receives a payment which is in the nature of compensation and which is contingent upon a change in control of the employer and such payment equals or exceeds three times his or her "base amount" (as hereinafter defined), then any amount received in excess of the base amount shall be considered an "excess parachute payment." An individual's "base amount" is equal to his or her average annual compensation over the five-year period (or period of employment, if shorter) ending with the close of the individual's taxable year immediately preceding the taxable year in which the change in control occurs. If the taxpayer establishes, by clear and convincing evidence, that an amount received is reasonable compensation for past or future services, all or a portion of such amount may be deemed not to be an excess parachute payment. If any payments made under the Plan in connection with a change in control of the Company constitute excess parachute payments with respect to any individual, then in addition to any income tax which would otherwise be owed on such payment, the individual will be subject to an excise tax equal to 20% of such excess parachute payment, and the Company will not be entitled to any tax deduction to which it otherwise would have been entitled with respect to such excess parachute payment.

           Section 162(m) of the Internal Revenue Code. Under Section 162(m) of the Internal Revenue Code, publicly held companies generally may not deduct compensation for certain employees to the extent such compensation exceeds $1 million with respect to an individual employee for the taxable year. The $1 million limitation would apply to the Company's Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer. Compensation which is performance-based (as defined in Section 162(m) and regulations thereunder), however, is not counted as subject to the deductibility limitations of Section 162(m). Income pursuant to stock options having an exercise price equal to the fair market value of the Common Stock on the date of grant, granted under the Plan, is intended to permit the full deduction by the Company, by qualifying such amount as performance-based compensation and, therefore, exempt from the limitations of Section 162(m).

Vote Required

           The affirmative vote of the holders of a majority of the shares of stock of the Company voting on the subject at the Annual Meeting is required to approve the amendment to the Plan.

Board Recommendation

           The Board of Directors of the Company recommends a vote FOR the approval of the amendment to the Plan.

3. APPOINTMENT OF INDEPENDENT AUDITORS

           The Board of Directors of the Company has selected Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002. A representative of Ernst & Young LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit Fees

           The aggregate fees we were billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for 2001 and the reviews of the financial statements included in our Forms 10-Q for 2001 were $158,493.

Financial Information Systems Design and Implementation Fees

           Ernst & Young LLP did not render any services to us during 2001 related to financial information systems design and implementation. Therefore, we were not billed for any services of that type.

All Other Fees

           The aggregate fees we were billed for 2001 by Ernst & Young LLP for professional services other than those described above under the captions of "Audit Fees" and "Financial Information Systems Design and Implementation Fees" were $53,675.

Audit Committee Consideration of these Fees

           Our Audit Committee has considered whether the provision of the services covered under the categories of "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of Ernst & Young LLP.

           The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company's auditors.

4. OTHER MATTERS

Stockholder Proposals

           Proposals of stockholders intended to be presented at the Company's 2003 Annual Meeting of Stockholders must be received by the Company on or prior to December 27, 2002 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with such meeting.

Other Business

           At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

Steven E. Dawson Secretary

Dated:      April 26, 2002

RADIO UNICA COMMUNICATIONS CORP.

Annual Meeting of Stockholders June 7, 2002

This Proxy is Solicited on Behalf of the Board of Directors

          The undersigned, revoking any proxy heretofore given, hereby appoints Joaquin F. Blaya, Steven E. Dawson and Manuel A. Borges, or any of them, proxies of the undersigned, with full power of substitution, with respect to all of the shares of stock of RADIO UNICA COMMUNICATIONS CORP. (“Radio Unica”) which the undersigned is entitled to vote at Radio Unica’s Annual Meeting of Stockholders to be held on Friday, June 7, 2002 and at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the reverse side)

A |__|  Please mark your
        votes as in
        this example

               FOR all nominees   WITHHOLD
               listed at right    AUTHORITY to
               (except as         vote for all
               marked to the      nominees listed
                contrary)         at right
I. ELECTION                                Nominees: Joaquin F. Blaya     II. Proposal to     FOR  AGAINST ABSTAIN
   OF DIRECTORS:  |___|          |___|               Jose C. Cancela          amend the
   to elect the                                      Leonard S. Coleman, Jr.  Company's Stock |__|  |__|    |__|
   nine (9)                                          Steven E. Dawson         Option Plan.
   nominees for                                      Andrew C. Goldman
   Director listed                                   Sidney Lapidus       III. Proposal to    FOR  AGAINST  ABSTAIN
   herein for a term                                 David E. Libowitz         ratify and
   of one year.                                      Thomas P. Martin          approve the    |__|   |__|    |__|
                                                     Justin Sadrian            appointment of
                                                                               Ernst & Young LLP as
                                                                               independent auditors of
                                                                               Radio Unica for the
                                                                               fiscal year ending
                                                                               December 31, 2002.

(Instruction: To withhold authority to vote
for any individual nominee, write that
nominee's name in the space provided below.)
                                                   The Board of Directors recommends a vote FOR Proposals II and III.

                                                   THIS PROXY WHEN PROPERLY EXECUTED WILL BE
                                                      VOTED IN THE MANNER DIRECTED HEREIN
                                                      BY THE UNDERSIGNED STOCKHOLDER. IF NO
                                                      DIRECTION IS MADE, THIS PROXY WILL
                                                      BE VOTED FOR ALL NOMINEES LISTED IN
                                                      PROPOSAL I AND FOR PROPOSALS II AND III.

                                                        Receipt of the Notice of Annual Meeting and
                                                        of the Proxy Statement and Annual Report to
                                                        Stockholders of Radio Unica is hereby acknowledged.

                                                      PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY
                                                      USING THE ENCLOSED ENVELOPE.

(Signature of Stockholder)________________(L.S.)  (Signature of Stockholder)________(L.S.) DATE______________

Note: Your signature should appear the same as your name appears hereon.
             If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.